[ARMOR HOLDINGS LOGO OMITTED]                                                                      FOR IMMEDIATE RELEASE
------------------------------------------------------------------------------------------------------------------------

COMPANY CONTACT:                          MEDIA CONTACT:                               INVESTOR RELATIONS CONTACT:
----------------                          --------------                               ---------------------------
Robert R. Schiller                        Michael Fox                                  James R. Palczynski
President & Chief Operating Officer       President, Corporate Communications Group    Principal
Armor Holdings, Inc.                      Integrated Corporate Relations, Inc.         Integrated  Corporate  Relations,
                                                                                       Inc.
904.741.5400                              203.682.8218                                 203.682.8229
www.armorholdings.com                     mfox@icrinc.com                              jp@icrinc.com

             ARMOR HOLDINGS, INC. 3RD QUARTER REVENUES INCREASE 26%

    - 3RD QUARTER EARNINGS PER SHARE OF $0.58 AFTER $0.17 DILUTION PER SHARE
                            FOR STEWART & STEVENSON -

           - FY2006 EARNINGS PER SHARE EXPECTED TO BE $3.55 - $3.65 -

JACKSONVILLE, FLORIDA - OCTOBER 19, 2006 - ARMOR HOLDINGS, INC. (NYSE: AH), a
leading manufacturer and distributor of military vehicles, vehicle armor systems and life safety and survivability systems serving military, law enforcement, homeland security and commercial markets, announced today financial results for the third quarter ended September 30, 2006.

THIRD QUARTER RESULTS

For the third quarter ended September 30, 2006, the Company reported revenue of
$563 million, an increase of 26%, compared to $448 million in the third quarter last year. Net income for the third quarter was $21 million or $0.58 per diluted share, versus $26 million or $0.74 per diluted share in the third quarter last year.

Excluding the impact of the Stewart & Stevenson ("S&S") acquisition and a number of other operating and non-operating items in both periods, net income and diluted earnings per share were $27 million and $0.75 per share, respectively, for the three-months ended September 30, 2006, compared to $38 million and $1.05 per share, respectively, for the prior year period. Following this press release is a reconciliation of net income as reported to pro forma net income for the three-months ended September 30, 2006 and 2005.

Robert R. Schiller, President and Chief Operating Officer of Armor Holdings,
Inc., commented, "While we were disappointed by lower than previously anticipated third quarter revenue and earnings, we are encouraged by a number of positive developments during the third quarter. We announced during the quarter approximately $900 million of new contracts, of which approximately $700 million were funded and our overall backlog increased. The Stewart & Stevenson integration is proceeding smoothly and ahead of plan, and achieving gross margins slightly better than we had anticipated. Also, the Company's consolidated free cash flow is ahead of plan for 2006."

Mr. Schiller continued, "We are working diligently to improve efficiencies and mitigate ramp-up costs that occurred during the third quarter so that we better position the business for incremental capacity in 2007, as the U.S. military continues to upgrade its tactical wheeled vehicle fleet and invest in life-safety and survivability equipment for the force. Our long-standing partnership with AM General on the Up-Armored HMMWV remains strong, and we are excited about our recently announced teaming agreement with Lockheed Martin on the Joint Light Tactical Vehicle program. We believe that our balance sheet, cash flow generation, product diversity and growth-oriented culture will enable us to continue to expand and develop our business."

                                    - MORE -

               13386 INTERNATIONAL PARKWAY JACKSONVILLE, FL 32218
                      TEL: 904.741.5400 FAX: 904.741.5403

                                      -2-

Internal revenue growth/(decline), assuming that businesses acquired after June
30, 2005, were owned effective July 1, 2005, was (10%), including 0.2% impact for foreign currency movements. Internal revenue growth/(decline) by segment, including foreign currency movements, was (11%) for the Aerospace & Defense
Group, 6% for the Products Group and (24%) for the Mobile Security Division from the same period last year. The Aerospace & Defense Group internal revenue decline was primarily due to the completion of several heavy truck armoring contracts including the MTVR contract, which ended before the beginning of the third quarter, as well as the shift of certain supplemental armor and soldier equipment shipments to the fourth quarter and next year. The Products Group internal revenue increase was primarily due to higher sales of domestic body armor. The Mobile Security Division internal revenue decline was primarily due to a continuing shortage of available base units and slower demand in the Middle
East.

The Company's gross profit margin in the third quarter was 18.6% versus 22.2% in the year-ago quarter. This reduction resulted primarily from the acquisition of
S&S, which operates at lower average gross margins. This factor also impacted the Aerospace & Defense Group's gross margins, which declined to 15.2% versus
19.5% in the year-ago quarter. However, excluding the impact of the S&S acquisition, the Aerospace & Defense Group's gross margins improved versus the prior year. The Products Group's gross margins increased to 39.9% versus 36.2%
in the year-ago quarter due to select selling price increases, continued
expansion of lean manufacturing initiatives, increased utilization of our lower-cost manufacturing plants, and improved outsourcing of externally manufactured products. The Mobile Security Division's gross margins decreased to
14.6% from 20.7% in the same period last year, primarily due to decreased overhead absorption caused by reduced production through-put and a less profitable sales mix.

The Company's selling, general and administrative expenses as a percentage of revenue increased to 9.5% versus 7.8% in the year-ago quarter. The increase was primarily due to greater investment in research and development and in sales and marketing, as well as higher legal fees.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the third quarter increased by 14% to $54 million versus $47 million in the year-ago quarter. Following this press release is a reconciliation of net income to EBITDA for the three-months ended September 30, 2006 and 2005.

Cash flow (used in)/provided by operating activities for the third quarter was
$96 million versus $1 million in the year-ago quarter. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was $89 million versus ($1) million in the same period last year.
Following this press release is a reconciliation of net cash (used in)/provided by operating activities to free cash flow for the three-months ended September
30, 2006 and 2005.

YEAR TO DATE RESULTS

For the nine-months ended September 30, 2006, the Company reported revenue of
$1,560 million, an increase of 32%, compared to $1,184 million in the nine-months ended September 30, 2005. Net income for the nine-months ended
September 30, 2006, was $97 million, or $2.62 per diluted share, versus $95 million, or $2.66 per diluted share, for the nine-months ended September 30,
2005.

Excluding the impact of the S&S acquisition and a number of other operating and non-operating items in both periods, net income and diluted earnings per share from continuing operations were $110 million and $2.97 per share, respectively, for the nine-months ended September 30, 2006, compared to $105 million and $2.94 per share, respectively, for the comparable period in 2005. Following this press release is a reconciliation of net income as reported to pro forma net income for the nine-months ended September 30, 2006 and 2005.

                                    - MORE -

                                      -3-

Internal revenue growth, assuming that businesses acquired after December 31,
2004 were owned effective January 1, 2005, was 10%, including zero impact for foreign currency movements. Internal revenue growth/(decline) by segment, including foreign currency movements, was 16% for the Aerospace & Defense Group and 4% for the Products Group, while the Mobile Security Division internal revenue decline of (30%) from the same period last year was primarily due to production disruption caused by model changes for key base units and slower demand in the Middle East.

The Company's gross profit margin for the nine-months ended September 30, 2006, decreased to 20.6% versus 24.2% in the year-ago nine-month period. The reduction in gross margins resulted primarily from the acquisition of S&S, which operates at lower average gross margins. As a result, the Aerospace & Defense Group's gross margins decreased to 17.1% versus 21.2% in the year-ago nine-month period.
However, excluding the impact of S&S, gross margins declined only slightly versus the prior year period. The Products Group's gross margins increased to
39.7% versus 37.4% in the year-ago nine-month period due to select selling price increases, continued expansion of lean manufacturing initiatives, increased utilization of our lower-cost manufacturing plants, and improved outsourcing of externally manufactured products. The Mobile Security Division's gross margins decreased to 19.5% from 23.4% in the same period last year, primarily due to decreased overhead absorption caused by reduced production through-put and a less profitable sales mix.

The Company's selling, general and administrative expenses as a percentage of revenue improved to 8.7% versus 8.8% in the year-ago quarter. This improvement was primarily due to the inclusion of the S&S business, which operates with lower average operating expenses as a percentage of revenue, and partially offset by additional investments in research and development and in sales and marketing, as well as higher legal fees and FAS 123(R) expenses.

Earnings before interest, taxes, depreciation and amortization for the nine-months ended September 30, 2006 increased by 17% to $197 million versus
$169 million in the year-ago comparable period. Following this press release is a reconciliation of net income to EBITDA for the nine-months ended September 30,
2006 and 2005.

Cash flow provided by operating activities for the nine-months ended September
30, 2006, was $110 million versus $59 million in the year-ago comparable period.
Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was $87 million for the nine-months ended
September 30, 2006, versus $48 million in the same period last year. Following this press release is a reconciliation of net cash provided by operating activities to free cash flow for the nine-months ended September 30, 2006 and
2005.

BALANCE SHEET

As of September 30, 2006, the Company reported cash, cash equivalents, short-term investment securities and equity-based securities of $8 million compared to $500 million at December 31, 2005. Cash equivalents at December 31,
2005 excluded $29 million that was invested in equity-based securities, which was reflected on our balance sheet as a long-term asset in accordance with U.S.
GAAP. Total debt (short-term, current portion and long-term) was $735 million at
September 30, 2006, compared to $497 million at December 31, 2005. The aggregate of cash, cash equivalents and short-term investment securities declined and total debt increased during the nine-month period ending September 30, 2006, primarily to fund the acquisition of S&S. The Company repaid a net $110 million on its revolving line of credit during the three-months ended September 30,
2006.

                                    - MORE -

                                      -4-

GUIDANCE

The Company expects fourth quarter 2006 diluted earnings per share to be in a range of $0.94 to $1.04. As previously announced, the Company expects diluted earnings per share for the full year 2006 to be in a range from $3.55 - $3.65.

CONFERENCE CALL SCHEDULED FOR OCTOBER 19, 2006, AT 5:00 PM (EASTERN)

There are two ways to participate in the conference call - via teleconference or webcast. You may access the webcast by visiting the Armor Holdings, Inc. website
(http://www.armorholdings.com); listen by selecting Investor Relations and clicking on the microphone.

Via telephone, the dial-in number is 1-800-611-1148 for domestic callers or
1-612-332-0718 for international callers. There is no passcode required for this call. There will be a question/answer session at the end of the conference call, at which point only securities analysts will be able to ask questions. However, all callers will be able to listen to the questions and answers during this period.

An archived copy of the call will be available via replay at 1-800-475-6701 -
access code 844986 for domestic callers, or 1-320-365-3844 - access code 844986 for international callers. The teleconference replay will be available beginning at 12:00 a.m. on Friday, October 20th, and ending at 11:59 p.m. on Friday,
October 27th.

ABOUT ARMOR HOLDINGS

Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets.
Additional information can be found at http://www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as
"anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the Company's Registration Statement on Form S-3, its 2005 Form 10-K and amendments thereto and most recently filed Forms 8-K and
10-Q.

All references to earnings per share amounts in this press release are on a fully diluted basis.

                                - TABLES FOLLOW -

                                      -5-

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             THREE-MONTHS ENDED                        NINE-MONTHS ENDED

                                                  SEPTEMBER 30, 2006   SEPTEMBER 30, 2005   SEPTEMBER 30, 2006   SEPTEMBER 30,2005
                                                  ------------------   ------------------   ------------------   -----------------

REVENUES:

  Aerospace & Defense                                       $459,801            $ 345,416           $1,251,724          $  873,881
  Products                                                    78,257               69,608              234,007             203,664
  Mobile Security                                             24,747               32,640               74,440             106,726
                                                  ------------------   ------------------   ------------------   -----------------
  Total revenues                                             562,805              447,664            1,560,171           1,184,271
COSTS AND EXPENSES:
  Cost of revenues                                           458,071              348,238            1,238,176             897,733
  Selling, general and administrative expenses                53,448               34,723              134,989             104,073
  Cost of vest exchange program                                2,950               19,400                2,950              19,400
  Amortization                                                 7,356                2,141               14,423               6,217
  Integration                                                    380                  673                1,257               2,307
  Other charges                                                    -                    -               (1,530)                  -
                                                  ------------------   ------------------   ------------------   -----------------

OPERATING INCOME                                              40,600               42,489              169,906             154,541

  Interest expense, net                                        9,966                1,379               19,684               5,138
  Other income, net                                           (2,291)              (1,370)              (3,227)             (3,340)
                                                  ------------------   ------------------   ------------------   -----------------

INCOME BEFORE PROVISION
   FOR INCOME TAXES                                           32,925               42,480              153,449             152,743
PROVISION FOR INCOME TAXES                                    11,643               15,997               56,698              57,816
                                                  ------------------   ------------------   ------------------   -----------------

NET INCOME                                                  $ 21,282            $  26,483           $   96,751          $   94,927
                                                  ==================   ==================   ==================   =================

BASIC EARNINGS PER SHARE                                    $   0.60            $    0.76           $     2.73          $     2.76
                                                  ==================   ==================   ==================   =================

DILUTED EARNINGS PER SHARE                                  $   0.58            $    0.74           $     2.62          $     2.66
                                                  ==================   ==================   ==================   =================

WEIGHTED AVERAGE SHARES - DILUTED                             36,951               35,959               36,945              35,675
                                                  ==================   ==================   ==================   =================

                                    - MORE -

                                      -6-

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(UNAUDITED)

(IN THOUSANDS)                                         THREE-MONTHS ENDED                           NINE-MONTHS ENDED

                                            SEPTEMBER 30, 2006    SEPTEMBER 30, 2005     SEPTEMBER 30, 2006   SEPTEMBER 30, 2005
                                            ------------------    ------------------     ------------------   ------------------

Net income                                           $  21,282             $  26,483              $  96,751            $  94,927

Plus:  Provision for income taxes                       11,643                15,997                 56,698               57,816

Less:  Other income, net                                (2,291)               (1,370)                (3,227)              (3,340)

Plus:  Interest expense, net                             9,966                 1,379                 19,684                5,138
                                            ------------------    ------------------     ------------------   ------------------

Operating income                                        40,600                42,489                169,906              154,541

Plus:  Amortization (Note A)                             7,356                 2,141                 14,423                6,217

Plus:  Depreciation                                      6,343                 2,848                 13,151                8,359
                                            ------------------    ------------------     ------------------   ------------------

EBITDA (Note B)                                      $  54,299             $  47,478              $ 197,480            $ 169,117
                                            ==================    ==================     ==================   ==================

Note A.  Amortization for acquired intangibles with finite useful lives.

Note B.  EBITDA, which represents the results from operations before interest, other (income) expense, income taxes, and depreciation and amortization, is presented in the earnings release because our credit facility and the trust indentures under which our $150 million 8.25%
         Senior Subordinated Notes maturing in 2013 and our $345 million 2%
         Senior Subordinated Convertible Notes maturing in 2024, unless earlier converted, redeemed or repurchased, are issued, contain financial covenants that, generally, are based, in part, on EBITDA. Additionally, management believes that EBITDA, as defined above, is a common alternative to measure value and performance. We cannot assure you that these measures are comparable to similarly titled measures presented by other companies.

RECONCILIATION OF NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES TO FREE
CASH FLOW (UNAUDITED)

(IN THOUSANDS)                                         THREE-MONTHS ENDED                           NINE-MONTHS ENDED

                                            SEPTEMBER 30, 2006    SEPTEMBER 30, 2005     SEPTEMBER 30, 2006   SEPTEMBER 30, 2005
                                            ------------------    ------------------     ------------------   ------------------

Net cash (used in)  provided by operating
    activities                                       $  95,946              $  1,446              $ 109,863             $ 59,477

Less:  Purchase of property and equipment               (6,831)               (2,909)               (23,177)             (11,055)
                                            ------------------    ------------------     ------------------   ------------------

Free cash flow (Note C)                              $  89,115              $ (1,463)             $  86,686             $ 48,422
                                            ==================    ==================     ==================   ==================

Note C.  Free cash flow, which represents net cash provided by operating activities less purchase of property and equipment, is presented in the earnings release because management believes that free cash flow is a common alternative to measure liquidity. Management considers the purchase of property and equipment to be a normal and recurring expenditure. By deducting the purchase of property and equipment from net cash provided by (used in) operations, management believes this measure provides a more thorough measurement of operating cash flow. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.

                                    - MORE -

                                      -7-

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AS REPORTED TO PRO FORMA  NET INCOME (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE-MONTHS ENDED                             NINE-MONTHS ENDED
                                   -----------------------------------------------  -----------------------------------------------
                                   SEPTEMBER 30,  DILUTED   SEPTEMBER 30,  DILUTED  SEPTEMBER 30,  DILUTED   SEPTEMBER 30,  DILUTED
                                       2006         EPS          2005        EPS         2006        EPS          2005         EPS
                                   -------------  -------   -------------  -------  -------------  -------   -------------  -------

Net income                         $      21,282  $  0.58   $      26,483  $  0.74  $      96,751  $  2.62   $      94,927  $  2.66

S&S Impact (net of tax);
  Operating (income) loss before
  amortization and interest               (3,858)       -               -        -         (2,981)       -               -        -
  Additional amortization                  3,074        -               -        -          4,631        -               -        -
  Related interest expense                 3,414        -               -        -          5,088        -               -        -
  Foregone interest income on
  cash used in S&S acquisition             3,635                        -        -          5,010        -               -        -
                                   -------------                                    -------------
  Subtotal S&S Impact                      6,265     0.17               -        -         11,748     0.32               -        -

Integration (net of tax);                    232     0.01             420     0.01            781     0.02           1,434     0.04

Write-off of loan costs on
  convertible debentures (net of
  tax)                                         -        -               -        -          3,109     0.08               -        -

Cost of vest exchange, (net of tax)        1,832     0.05          12,057     0.33          1,832     0.05          12,057     0.33

Non operating asset write-off                  -        -               -        -              -        -           1,890     0.05

Gain on sale of land                      (2,206)   (0.06)              -        -         (2,206)   (0.06)              -        -

Reversal of export fine accrual                -        -               -        -         (1,530)   (0.04)              -        -

Put options gains                              -        -          (1,255)   (0.03)          (710)   (0.02)         (5,048)   (0.14)
                                   -------------  -------   -------------  -------  -------------  -------   -------------  -------
Pro forma net income               $      27,405  $  0.75   $      37,705    $1.05  $     109,775  $  2.97   $     105,260  $  2.94
                                   =============  =======   =============  =======  =============  =======   =============  =======

Weighted average diluted shares           36,951                   35,959                  36,945                   35,675
                                   =============            =============           =============            =============

Pro forma net income and pro forma earnings per share represent net income and earnings per share exclusive of the impact of the Stewart & Stevenson acquisition and a number of other operating and non-operating items. Management believes that pro forma net income and pro forma earnings per share provide a more meaningful comparison of our net income and earnings per share for the comparable periods in 2005 and 2006 with respect to our 2005 operations.

                                     #######